Page 18 of 128 Pages

Exhibit 1                    PICK COMMUNICATIONS CORP.

                                AGENCY AGREEMENT

Commonwealth Associates
830 Third Avenue
New York, New York 10022
                                  July 15, 1998

Gentlemen:

      PICK Communications Corp., a Nevada corporation (the "Company"), proposes to offer for sale to "accredited investors", in a private placement, units ("Units"), each Unit consisting $100,000 principal amount of 10% senior secured promissory notes (the "Notes") and five-year warrants to purchase 100,000 shares of the Company's common stock, $.001 par value, at $.50 per share, subject to adjustment (the "Warrants"). Such offering and sale are referred to herein as the "Offering." A minimum of 20 Units ("Minimum Offering") and a maximum of 40 Units ("Maximum Offering") will be sold in the Offering at $100,000 per Unit. The Units will be offered pursuant to those terms and conditions acceptable to you as reflected in the Confidential Term Sheet dated July 13, 1998 (the "Term Sheet"). Of the Units, 20 will be offered on a "best efforts - all-or-none" basis and the remaining 20 Units will be offered on a "best efforts" basis. The Maximum Offering may be increased by up to 20 Units at the discretion of the Company and the Placement Agent (as defined below) in the event of over-subscription (the "Over-Allotment Option"). The Units are being offered pursuant to the Term Sheet and related documents in accordance with Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated thereunder.

      Commonwealth Associates is sometimes referred to herein as the "Placement Agent." The Term Sheet (including the exhibits thereto), as it may be amended from time to time, and the form of proposed subscription agreement between the Company and each subscriber (the "Subscription Agreement") and the exhibits which are part of the Term Sheet and/or Subscription Agreement are collectively referred to herein as the "Offering Documents."

      The Company will prepare and deliver to the Placement Agent a reasonable number of copies of the Offering Documents in form and substance satisfactory to counsel to the Placement Agent.

      Each prospective investor subscribing to purchase Units ("Subscriber") will be required to deliver, among other things, a Subscription Agreement and a confidential purchaser questionnaire ("Questionnaire") in the form to be provided to offerees. Capitalized terms used herein, unless otherwise defined or unless the context otherwise indicates, shall have the same meanings provided in the Offering Documents.

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                                                            Page 19 of 128 Pages

      1. Appointment of Placement Agent.

            (a) You are hereby appointed exclusive Placement Agent of the Company (subject to your right to have Selected Dealers, as defined in Section 1(c) hereof, participate in the Offering) during the Offering Period herein specified for the purposes of assisting the Company in finding qualified Subscribers pursuant to the offering (the "Offering") described in the Offering Documents. The Offering Period shall commence on the day the Offering Documents are first made available to you by the Company for delivery in connection with the offering for sale of the Units and shall continue until the earlier to occur of (i) the sale of all of the Maximum Offering or (ii) August 31, 1998 (unless extended for a period of up to 30 days under circumstances specified in the Term Sheet). If the Minimum Offering is not sold prior to the end of the Offering Period, the Offering will be terminated and all funds received from Subscribers will be returned, without interest and without any deduction. The day that the Offering Period terminates is hereinafter referred to as the "Termination Date."

            (b) Subject to the performance by the Company of all of its obligations to be performed under this Agreement and to the completeness and accuracy of all representations and warranties of the Company contained in this Agreement, Commonwealth Associates hereby accepts such agency and agrees to use its best efforts to assist the Company in finding qualified subscribers pursuant to the Offering described in the Offering Documents. It is understood that the Placement Agent has no commitment to sell the Units. Your agency hereunder is not terminable by the Company except upon termination of the Offering Period.

            (c) You may engage other persons, selected by you in your discretion, that are members of the National Association of Securities Dealers, Inc., ("NASD") and that have executed a Selected Dealers Agreement substantially in the form attached hereto as Schedule A, to assist you in the Offering (each such person being hereinafter referred to as a "Selected Dealer") and you may allow such persons such part of the compensation and payment of expenses payable to you hereunder as you shall determine. Each Selected Dealer shall be required to agree in writing to comply with the provisions of, and to make the representations, warranties and covenants contained in, this Section 1.

            (d) Subscriptions for Units shall be evidenced by the execution by Subscribers of a Subscription Agreement. No Subscription Agreement shall be effective unless and until it is accepted by the Company. Until the Closing, all subscription funds received shall be held as described in the Subscription Agreement. The Placement Agent shall not have any obligation to independently verify the accuracy or completeness of any information contained in any Subscription Agreement or the authenticity, sufficiency, or validity of any check delivered by any prospective investor in payment for Units.

            (e) The Placement Agent and its affiliates may purchase Units sold in the Offering.

      2. Representations and Warranties of the Company. The Company represents and warrants to the Placement Agent and each Selected Dealer, if any, as follows:

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                                                            Page 20 of 128 Pages

            (a) Securities Law Compliance. The Offering Documents conform in all respects with the requirements of Regulation D promulgated under the Securities Act and with the requirements of all other published rules and regulations of the Securities and Exchange Commission (the "Commission") currently in effect relating to "private offerings" to "accredited investors" of the type contemplated by the Company. The Offering Documents will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the completion of the Offering or other termination of this Agreement any event shall occur as a result of which it might become necessary to amend or supplement the Offering Documents so that they do not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, the Company will promptly notify you and will supply you with amendments or supplements correcting such statement or omission. The Company will also provide the Placement Agent for delivery to all offerees and purchasers and their representatives, if any, any information, documents and instruments which the Placement Agent deems necessary to comply with applicable state and federal law.

            (b) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and lease its properties, to carry on its business as currently conducted and as proposed to be conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement, as appropriate, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business or ownership or leasing of its properties requires it to be so qualified, except where the failure to be so licensed or qualified would not, in the aggregate, have a material adverse effect on the business or financial condition of the Company (a "Material Adverse Effect").

            (c) Capitalization. The authorized, issued and outstanding capital stock of the Company prior to the consummation of the transactions contemplated hereby is as set forth in the Offering Documents. All shares of the Company issued and outstanding since September 12, 1995 are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any stockholder of the Company. All sales of securities of the Company since September 12, 1995 were either registered under the Securities Act and applicable state securities laws or exempt from such registration, and no security holder has any rescission rights with respect thereto.

            (d) Warrants, Preemptive Rights, Etc. Except for the warrants to purchase shares of Common Stock to be issued to you or your designees in consideration for your acting as Placement Agent hereunder (the "Agent's Warrants") and except as set forth in or contemplated by the Term Sheet or in Schedule D hereto, there are not, nor will there be immediately after the Closing (as hereinafter defined), any outstanding warrants, options, agreements, convertible securities, preemptive rights to subscribe for or other commitments pursuant to which the Company is, or may become, obligated to issue any shares of its capital stock or other securities of the Company and this Offering will not cause any anti-dilution adjustments to such securities or commitments except as reflected in the Term Sheet.

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                                                            Page 21 of 128 Pages

            (e) Subsidiaries and Investments. The Company has no subsidiaries other than PCT Prepaid Telephone, Inc. ("PCT"), PICK, Inc., PICKNET, Inc., PICKSat, Inc. and PICKNET UK PLC (each a "Subsidiary" and collectively, the "Subsidiaries"), and the Company does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interests in any other corporation, association, trust, partnership, joint venture or other entity, except as reflected in the Term Sheet. Each of the Subsidiaries is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation. The Company owns all of the capital stock of the Subsidiaries (except for PCT which is 79% owned by the Company) free and clear of all liens, security interests and encumbrances.

            (f) Financial Statements. The financial information contained in the Offering Documents is accurate in all material respects. The financial statements attached to the Offering Documents are hereinafter referred to collectively as the "Financial Statements". The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon and present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated.

            (g) Absence of Changes. Since the date of the Term Sheet, except with respect to matters of which the Company has notified you in writing, the Company has not incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any transaction not in the ordinary course of business, which is material to the business of the Company, and, except as set forth in Schedule G to this Agreement there has not been any change in the capital stock of, or any incurrence of long-term debt by, the Company, or any issuance of options, warrants or other rights to purchase the capital stock of the Company, or any adverse change or any development involving, so far as the Company can now reasonably foresee, a prospective adverse change in the condition (financial or otherwise), net worth, results of operations, business, key personnel or properties which would be material to the business or financial condition of the Company, and the Company has not become a party to, and neither the business nor the property of the Company has become the subject of, any material litigation whether or not in the ordinary course of business.

            (h) Title. Except as set forth on Schedule H hereto, the Company has good and marketable title to all properties and assets, owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are not significant or important in relation to the Company's business; all of the material leases and subleases under which the Company is the lessor or sublessor of properties or assets or under which the Company holds properties or assets as lessee or sublessee are in full force and effect, and the Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim has been asserted by anyone adverse to rights of the Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns or leases all such properties as are necessary to its operations as now conducted.

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                                                            Page 22 of 128 Pages

            (i) Proprietary Rights. The Company owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, service marks, copyrights, trade secrets, processes, formulations, technology or know-how used in the conduct of its business as described in the Term Sheet and will own or possess such rights with respect to the business to be conducted as contemplated by the Term Sheet (the "Proprietary Rights"). The Company has not received any notice of any claims, nor does it have any knowledge of any threatened claims, and knows of no facts which would form the basis of any claim, asserted by any person to the effect that the sale or use of any product or process now used or offered by the Company or proposed to be used or offered by the Company infringes on any patents or infringes upon the use of any such Proprietary Rights of another person and, to the best of the Company's knowledge, no others have infringed the Company's Proprietary Rights.

            (j) Litigation. Except as set forth in the Term Sheet, there is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or, to the knowledge of the Company, threatened against the Company (or basis therefor known to the Company) the adverse outcome of which would have a Material Adverse Effect. The Company is not subject to any judgment, order, writ, injunction or decree of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which have a Material Adverse Effect.

            (k) Non-Defaults; Non-Contravention. Except as set forth in theTerm Sheet, the Company is not in violation of or default under, nor will the execution and delivery of this Agreement or any of the Offering Documents, the Fund Escrow Agreement, the Agent's Warrants or Security Agreement (all as defined herein) or consummation of the transactions contemplated herein or therein result in a violation of or constitute a default in the performance or observance of any obligation under (i) its Articles of Incorporation, or its By-laws, or (ii) any indenture, mortgage, contract, material purchase order or other agreement or instrument to which the Company is a party or by which it or its property is bound or affected, where such violation or default would have a Material Adverse Effect, or (iii) any material order, writ, injunction or decree of any court of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such violation or default would have a Material Adverse Effect, and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, which in either case would have a Material Adverse Effect.

            (l) Taxes. The Company has filed all Federal, state, local and foreign tax returns which are required to be filed by it and all such returns are true and correct in all material respects. The Company has paid all taxes pursuant to such returns or pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party. The Company has properly accrued all taxes required to be accrued by generally accepted accounting principals consistently applied. The tax returns of the Company have never been audited by any state, local or Federal authorities. The Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

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                                                            Page 23 of 128 Pages

            (m) Compliance With Laws; Licenses, Etc. The Company has not received notice of any violation of or noncompliance with any Federal, state, local or foreign, laws, ordinances, regulations and orders applicable to its business which has not been cured, the violation of, or noncompliance with which, would have a Material Adverse Effect. The Company has all licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, "Licenses") required by every Federal, state and local government or regulatory body for the operation of its business as currently conducted and the use of its properties, except where the failure to be licensed would not have a Material Adverse Effect. The Licenses are in full force and effect and to the Company's knowledge no violations currently exist in respect of any License and no proceeding is pending or threatened to revoke or limit any thereof.

            (n) Authorization of Agreement, Etc. This Agreement has been duly and validly authorized, executed and delivered by the Company and the execution, delivery and performance by the Company of this Agreement, the Subscription Agreement, the Fund Escrow Agreement and the Security Agreement have been duly authorized by all requisite corporate action by the Company and when delivered, constitute or will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable laws regarding insolvency and to principles of equity.

            (o) Authorization of Notes, Warrants and Agent's Equities Etc. The issuance, sale and delivery of the Notes, the Warrants and the shares (the "Agent's Shares") and warrants (the "Agent's Warrants") to be issued to the Placement Agent and/or its designees pursuant to Section 3(d) hereof (collectively, the "Agent's Equities") have been duly authorized by all requisite corporate action of the Company. When so issued, sold and delivered, the Notes, the Warrants and the Agent's Equities will be duly executed, issued and delivered and will constitute valid and legal obligations of the Company enforceable in accordance with their respective terms and, in each case, will not be subject to preemptive or any other similar rights of the stockholders of the Company or others which rights shall not have been waived prior to the initial closing of the Offering (the "Initial Closing").

            (p) Authorization of Reserved Shares. The issuance, sale and delivery by the Company of the shares of Common Stock issuable upon exercise of the Warrants, including the Agent's Warrants (the "Reserved Shares") have been duly authorized by all requisite corporate action of the Company, and the Reserved Shares have been duly reserved for issuance upon exercise of all or any of the Warrants and exercise of the Agent's Warrants and when so issued, sold, paid for and delivered, the Reserved Shares will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Company or others which rights shall not have been waived prior to the Initial Closing.

            (q) Exemption from Registration. Assuming (i) the accuracy of the information provided by the respective Subscribers in the Subscription Documents and (ii) that the Placement Agent has complied in all material respects with the provisions of Regulation D promulgated under the Securities Act, the offer and sale of the Units pursuant to the terms of this Agreement are exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder (the "Regulations"). The Company is not disqualified from the exemption

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                                                            Page 24 of 128 Pages

under Regulation D by virtue of the disqualifications contained in Rule 505(b)(2)(iii) or Rule 507 promulgated thereunder.

            (r) Registration Rights. Except as set forth in Schedule R hereto or in the Term Sheet, and with respect to holders of the Units and the Agent's Equities, no person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company. The Company shall grant registration rights under the Securities Act to the investors in the Offering and/or their transferees as more fully described in the Subscription Agreement between the Company and the investors. The Company shall be obligated to register the Agent's Equities contemporaneously with the registration of the investors' securities.

            (s) Brokers. Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement other than the Placement Agent and Liberty Capital.

            (t) Title to Units. When certificates representing the securities comprising the Units shall have been duly delivered to the purchasers and payment shall have been made therefor, the several purchasers shall have good and marketable title to the Notes and Shares and/or the Reserved Shares free and clear of all liens, encumbrances and claims whatsoever (with the exception of claims arising through the acts or omissions of the purchasers and except as arising from applicable Federal and state securities laws), and the Company shall have paid all taxes, if any, in respect of the original issuance thereof.

            (u) Right of First Refusal. Except for the right of first refusal granted to the Placement Agent under Section 4(g) hereof, no person, firm or other business entity is a party to any agreement, contract or understanding, written or oral entitling such party to a right of first refusal with respect to the transactions described in Section 4(g) hereof.

            (v) Non-Affiliated Directors. Upon or immediately after the Initial Closing, the Company's Board of Directors will have not less than two directors who qualify under the criteria of the Nasdaq Stock Market as independent directors.

            (w) Securities Exchange Act Compliance. The Company has filed with the Securities and Exchange Commission ("SEC") all filings required of a company whose securities have been registered under the Securities Exchange Act of 1934, as amended ("Exchange Act"). All information contained in such filings is true, accurate and complete in all material respects. The Company covenants to maintain the registration of its Common Stock under the Exchange Act and to make all filings thereunder on a timely basis. For the purpose of this paragraph, filings pursuant to Rule 12b-25 of the Exchange Act shall be deemed timely.

      3. Closing; Placement and Fees.

            (a) Closing. Provided the Minimum Offering shall have been subscribed for and funds representing the sale thereof shall have cleared, the Initial Closing shall take place at the offices of the Placement Agent, 830 Third Avenue, New York, New York within ten (10) days following the Termination Date (which date (the "Closing Date") may be accelerated or adjourned

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                                                            Page 25 of 128 Pages

by agreement between the Company and the Placement Agent). At the Initial Closing, payment for the Units issued and sold by the Company shall be made against delivery of the Notes and the Warrants comprising such Units. In addition, subsequent closings (if applicable) may be scheduled at the discretion of the Company and Placement Agent, each of which shall be deemed a "Closing" hereunder.

            (b) Conditions to Placement Agent's Obligations. The obligations of the Placement Agent hereunder will be subject to the accuracy of the representations and warranties of the Company herein contained as of the date hereof and as of each Closing Date, to the performance by the Company of its obligations hereunder and to the following additional conditions:

                  (i) Due Qualification or Exemption. (A) The Offering contemplated by this Agreement will become qualified or be exempt from qualification under the securities laws of the several states pursuant to paragraph 4(e) below not later than the Closing Date, and (B) at the Closing Date no stop order suspending the sale of the Units shall have been issued, and no proceeding for that purpose shall have been initiated or threatened;

                  (ii) No Material Misstatements. Neither the Blue Sky qualification materials nor the Term Sheet, nor any supplement thereto, will contain an untrue statement of a fact which in the opinion of the Placement Agent is material, or omit to state a fact, which in the opinion of the Placement Agent is material and is required to be stated therein, or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (iii) Compliance with Agreements. The Company will have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to each Closing;

                  (iv) Corporate Action. The Company will have taken all necessary corporate action, including, without limitation, obtaining the approval of the Company's board of directors, for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the offering contemplated hereby;

                  (v) Opinion of Counsel. The Placement Agent shall receive the opinion of Snow, Becker, Krauss, dated the Closing(s), substantially to the effect that:

                        (A) each of the Company and each Subsidiary is validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority necessary to own or hold its respective properties and conduct its business and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or conduct of its business requires such qualification, except where the failure to so qualify or be licensed would not have a Material Adverse Effect;

                        (B) each of this Agreement, the Notes, the Warrants, the Fund Escrow Agreement, the Subscription Agreement and the Security Agreement has been duly and validly authorized, executed and delivered by the Company, and is the valid and binding obligation

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                                                            Page 26 of 128 Pages

of the Company, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles;

                        (C) the authorized, issued and outstanding capital stock of the Company as of the date hereof (before giving effect to the transactions contemplated by this Agreement) is as set forth in the Offering Documents. To such counsel's knowledge, there are no outstanding warrants, options, agreements, convertible securities, preemptive rights or other commitments pursuant to which the Company is, or may become, obligated to issue any shares of its capital stock or other securities of the Company other than as set forth in the Term Sheet. Since September 12, 1995, all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and to such counsel's knowledge have not been issued in violation of the preemptive rights of any securityholder of the Company. The offers and sales of such outstanding securities were either registered under the Securities Act and applicable state securities laws or exempt from such registration requirements. The Notes, the Warrants and the Agent's Equities have been duly and validly authorized and issued, and the Agent's Shares are fully paid and nonassessable;

                        (D) assuming (i) the accuracy of the information provided by the Subscribers in the Subscription Documents and (ii) that the Placement Agent has complied with the requirements of the provisions of Regulation D promulgated under the Securities Act and the issuance and sale of the Units is exempt from registration under the Securities Act and Regulation D promulgated thereunder;

                        (E) neither the execution and delivery of this Agreement, the Subscription Agreement, the Fund Escrow Agreement or the Security Agreement, nor compliance with the terms hereof or thereof, nor the consummation of the transactions herein or therein contemplated, nor the issuance of the Notes, the Warrants or the Agent's Equities, has, nor will, conflict with, result in a breach of, or constitute a default under the Articles of Incorporation or By-laws of the Company, or any material contract, instrument or document known to such counsel to which the Company is a party, or by which it or any of its properties is bound or violate any applicable law, rule, regulation, judgment, order or decree known to us of any governmental agency or court having jurisdiction over the Company or any of its properties or business;

                        (F) there are no claims, actions, suits, investigations or proceedings before or by any arbitrator, court, governmental authority or instrumentality pending or, to such counsel's knowledge, threatened against or affecting the Company or involving the properties of the Company which might materially and adversely affect the business, properties or financial condition of the Company or which might materially adversely affect the transactions or other acts contemplated by this Agreement or the validity or enforceability of this Agreement, except as set forth in or contemplated by the Offering Documents; and

                        (G) such counsel has participated in the preparation of the Offering Documents and nothing has come to the attention of such counsel to cause them to have reason to believe that the Offering Documents contained any untrue statement of a material fact required to be stated therein or omitted to state any material fact required to be stated therein or

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                                                            Page 27 of 128 Pages

necessary to make the statements therein not misleading (except for the financial statements, notes thereto and other financial information and statistical data contained therein, as to which such counsel need express no opinion).

                  (vi) Security Agreement. On or prior to the Initial Closing Date, the Placement Agent, as agent for the investors in the Offering, shall receive a copy of a duly executed security agreement in the form previously delivered to you (the "Security Agreement").

                  (vii) Officers' Certificate. The Placement Agent shall receive a certificate of the Company, signed by the Chief Executive Officer or Chief Financial Officer and Secretary thereof, that the representations and warranties contained in Section 2 hereof are true and accurate in all material respects at such Closing with the same effect as though expressly made at such Closing.

                  (viii) Fund Escrow Agreement. On or prior to the Initial Closing Date, the Placement Agent shall receive a copy of a duly executed escrow agreement in the form previously delivered to you regarding the deposit of funds pending the Closing(s) with a bank or trust company acceptable to the Placement Agent (the "Fund Escrow Agreement").

                  (ix) Lock-Up Agreements. On or prior to the Initial Closing Date, the Placement Agent shall receive agreements from each officer and director of the Company beneficially owing in excess of 3% of the Company's Common Stock to the effect that such individual shall not sell, assign or transfer any of their securities of the Company for the period of 12 months from the final Closing without the prior written consent of the Placement Agent.

                  (x) Financial Projections. On or prior to the Initial Closing, the Placement Agent shall receive two-year quarterly financial projections which have been reviewed and approved by the Company and the Placement Agent.

                  (xi) Banco Popular Documents. On or prior to or on the Initial Closing, the Company shall have obtained (i) a pay-off letter from Banco Popular relating to the time note in the original principal amount of $750,000 (the "Banco Popular Debt") and (ii) termination statements on Form UCC 3 terminating the security interest in the collateral securing the Banco Popular Debt.

            (c) Blue Sky. A summary blue sky survey shall be prepared by counsel to the Placement Agent stating the extent to which and the conditions upon which offers and sales of the Units may be made in certain jurisdictions. It is understood that such survey may be based on or rely upon (i) the representations of each Subscriber set forth in the Subscription Agreement delivered by such Subscriber, (ii) the representations, warranties and agreements of the Company set forth in Section 2 of this Agreement, (iii) the representations and warranties of the Placement Agent, and (iv) the representations of the Company set forth in the certificate to be delivered at the Closing pursuant to paragraph (vii) of Section 3(b).

            (d) Placement Fee and Expenses. Simultaneously with payment for and delivery of the Units at each Closing as provided in paragraph 3(a) above, the Company shall at such

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                                                            Page 28 of 128 Pages

Closing pay to the Placement Agent (i) a commission equal to7% of the aggregate purchase price of the Units sold; (ii) a structuring fee equal to 2% of the aggregate purchase price of the Units sold and (iii) reimbursement of legal fees. The Company shall also pay all expenses in connection with the qualification of the Units under the securities or Blue Sky laws of the states which the Placement Agent shall designate, including legal fees (not to exceed $10,000) and filing fees. The Company will, at the Initial Closing, issue to you or your designees (which may include any Selected Dealer or any officer of the Placement Agent or a Selected Dealer) (i) the Agent's Shares representing that number of shares of Common Stock equal to 5% of the gross proceeds of the Offering (including any exercise of the Over-Allotment Option) divided by the closing bid price on the Initial Closing Date; (ii) Agent's Warrants to purchase at an exercise price of $.50 per share that number of shares of Common Stock equal to 10% of the gross proceeds of the Offering (including any exercise of the Over-Allotment Option) divided by the closing bid price on the Initial Closing Date.

            (e) Bring-Down Opinions and Certificates. If there is more than one Closing, then at each such Closing there shall be delivered to the Placement Agent updated opinions and certificates as described in (v) and (vii) of Section 3(b) above, respectively.

            (f) No Adverse Changes. There shall not have occurred, at any time prior to the Closing or, if applicable, any additional Closing, (i) any domestic or international event, act or occurrence which has materially disrupted, or in the Placement Agent's opinion will in the immediate future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; (iii) any outbreak of major hostilities or other national or international calamity; (iv) any banking moratorium declared by a state or federal authority; (v) any moratorium declared in foreign exchange trading by major international banks or other persons; (vi) any material interruption in the mail service or other means of communication within the United States; (vii) any material adverse change in the business, properties, assets, results of operations, or financial condition of the Company; or (viii) any change in the market for securities in general or in political, financial, or economic conditions which, in the Placement Agent's reasonable judgment, makes it inadvisable to proceed with the offering, sale, and delivery of the Units.

      4. Covenants of the Company.

            (a) Use of Proceeds; Deposit of Funds. The net proceeds of the Offering will be used by the Company substantially as set forth in the Term Sheet. Other than as specifically set forth in the Term Sheet, the Company shall not use any of the proceeds from the Offering to repay any indebtedness of the Company, including but not limited to indebtedness to any current executive officers, directors or principal stockholders of the Company. Pending utilization, the net proceeds will be invested in short-term, investment grade, interest bearing investments, certificates of deposit or guaranteed United States government obligations.

            (b) Expenses of Offering. The Company shall be responsible for, and shall bear all expenses directly incurred in connection with, the proposed Offering including, but not limited to, legal fees of the Company's counsel relating to the costs of preparing the Offering Documents

                                                            Page 29 of 128 Pages

and all amendments, supplements and exhibits thereto; fees and expenses of counsel for the Placement Agent; preparing and delivering all placement agent and selling documents, including, but not limited to, the Agency Agreement with the Placement Agent and the blue sky memorandum; Note and Warrant certificates; blue sky fees, filing fees and the fees and disbursements of counsel in connection with blue sky matters (the "Company Expenses"). Such expenses shall not include the cost of the Placement Agent's mailing, telephone, telegraph, travel, due diligence meetings, or other similar expenses (the "Placement Agent expenses").

            If the Placement Agent decides not to proceed with the Offering because of a material breach by the Company of its representations, warranties, or covenants in this Agreement or in the letter of intent dated May 26, 1998 (the "LOI") or as a result of material adverse changes in the affairs of the Company, or failure to meet the General Conditions set forth in the LOI, the Company will be obligated to reimburse the Placement Agent for its time, work and expenses up to the sum of $50,000, exclusive of amounts theretofore paid pursuant to the LOI (the "Expense Allowance"). If the Company decides not to proceed with the Offering for any reason after the Minimum Offering has been raised and is in escrow, the Company will be obligated to pay the Placement Agent a break-up fee of $180,000, in addition to the Expense Allowance. In such event, the Placement Agent will receive Agent's Warrants for the purchase of 300,000 shares at an exercise price of $.50 per share. In addition, if the Company elects not to proceed with the proposed Offering for any reason (except for Placement Agent's failure to close the Offering after the Minimum Offering has been raised and is in escrow) and subsequently engages in any public offering, private placement, merger or other similar on or prior to May 26, 1999 (other than a transaction through Liberty Capital, then the Placement Agent shall receive the fees set forth in Section 3(d) hereof. The Placement Agent shall have no liability to the Company for any reason should the Placement Agent choose not to proceed with the Offering contemplated hereby.

            (c) Notification. The Company shall notify the Placement Agent immediately, and in writing, (A) when any event shall have occurred during the period commencing on the date hereof and ending on the later of the last Closing or the Termination Date as a result of which the Offering Documents would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Units, or of any exemption from such registration or qualification, in any jurisdiction. The Company will use its best efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued and you so request, to obtain the lifting thereof as promptly as possible.

            (d) Blue Sky. The Company will use its best efforts to qualify or register the Units for offering and sale under, or establish an exemption from such qualification or registration under, the securities or "blue sky" laws of such jurisdictions as you may reasonably request; provided however, that the Company will not be obligated to qualify as a dealer in securities in any jurisdiction in which it is not so qualified. The Company will not consummate any sale of Units in any jurisdiction in which it is not so qualified or in any manner in which such sale may not be lawfully made.

                                                            Page 30 of 128 Pages

            (e) Form D Filing. The Company shall file five copies of a Notice of Sales of Securities on Form D with the Securities and Exchange Commission (the "Commission") no later than 15 days after the first sale of the Units. The Company shall file promptly such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state or jurisdiction in which offers and sales are made. The Company shall furnish the Placement Agent with copies of all such filings.

            (f) Press Releases, Etc. The Company shall not, during the period commencing on the date hereof and ending on the later of the last Closing and the Termination Date, issue any press release or other communication, or hold any press conference with respect to the Company, its financial condition, results of operations, business, properties, assets, or liabilities, or the Offering, without the prior consent of the Placement Agent, which consent shall not be unreasonably withheld.

            (g) Right of First Refusal. Prior to the maturity date of the Notes and thereafter in the event the Company defaults on repayment of the Notes, if the Company proposes to use a manager, placement agent or investment banker or persons performing similar services for a fee, the Placement Agent shall have the right of first refusal (the "Right of First Refusal") (i) to purchase for the account of the Placement Agent or to act as an underwriter or agent for any and all public or private offerings of debt securities of the Company, or any successor to or subsidiary of the Company or other entity in which the Company has a controlling equity interest (collectively referred to herein as the "Company"), by the Company or any current or future officer or director of the Company, other than an offering to any party contacted by Liberty Capital or any party on the Middle East investor schedule attached hereto (the "Subsequent Company Offering"). Accordingly, if during such period the Company intends to make a Subsequent Company Offering, the Company shall notify you in writing of such intention and of the proposed terms of the offering. The Company shall thereafter promptly furnish you with such information concerning the business, condition and prospects of the Company as you may reasonably request. If within ten (10) business days of the mailing by registered mail addressed to the Placement Agent with respect to a Subsequent Company Offering of such notice of intention and statement of terms you do not accept in writing such offer to act as underwriter or agent with respect to such offering upon the terms proposed, the Company shall be free to negotiate terms with other underwriters or agents with respect to such offering, and to effect such offering on such proposed terms. Before the Company shall accept any proposal less favorable to the Company from such underwriter or agent or if such subsequent Company Offering is not consummated within three months, your preferential right shall be reinstated and the same procedure with respect to such modified proposal as provided above shall be adopted; provided, however, that your preferential right shall not be reinstated after repayment of the Notes. The failure by you to exercise your Right of First Refusal in any particular instance shall not affect in any way such right with respect to any other Subsequent Company Offering.

            (h) Charter Amendment. Prior to the maturity date of the Notes and thereafter in the event the Company defaults on repayment of the Notes, the Company will not issue any shares of preferred stock, other than in the private placement contemplated by the LOI, without the approval of the holders of a majority in principal amount of the Notes (including holders who have converted their Notes).

                                                            Page 31 of 128 Pages

            (i) Key-Man Insurance. Prior to the Initial Closing Date, the Company shall have obtained a "key-man" life insurance policy in the amount of at least $1,000,000 on the life of Diego Leiva. Such policy will be kept in effect for at least two years from the Initial Closing Date.

            (j) Executive Compensation. The compensation of the executive officers of the Company shall not increase until repayment of the Notes. In addition, prior to the maturity date of the Notes and thereafter in the event the Company defaults on repayment of the Notes, the Company shall not amend or enter into any employment agreement containing anti-takeover provisions without the approval of the holders of a majority in principal amount of the Notes (including holders who have converted their Notes).

            (k) Board Observer. During the period ending two years after the Initial Closing Date, the Placement Agent shall have the option to appoint an observer selected by the Placement Agent to attend all meetings of the Company's Board of Directors.

            (l) Restrictions on Issuance of Securities. Until the Termination Date, the Company will not, without the prior written consent of the Placement Agent, issue additional shares of Common Stock or grant any warrants, options or other securities of the Company other than pursuant to agreements in existence on the date hereof or options which may be granted to new employees or non-officer employees.

            (m) Accounting Firm. The Company shall retain an accounting firm acceptable to the Placement Agent within three months following the Initial Closing Date and, for a period of three years following the Initial Closing Date, shall not effect a change in such accounting firm, without the prior written consent of the Placement Agent, unless such new firm is a "big five" accounting firm or Goldstein Golub & Kessler LLP.

            (n) Budgets. During the period ending two years after the Initial Closing Date, the Company shall prepare semi-annual budgets reflecting its proposed operations and cash flow needs and submit such budgets to Commonwealth Associates for review and to the Company Board of Directors for its approval on a semi-annual basis.

            (o) By-Laws. Prior to the maturity date of the Notes and thereafter in the event the Company defaults on repayment of the Notes, the Company shall not amend its By-laws without shareholder approval and the approval of the holders of a majority in principal amount of the Notes (including holders who have converted their Notes).

            (p) Transmittal Letters. Within five days after the Closing, the Placement Agent shall receive copies of all letters from the Company to the investors transmitting the Notes and Warrants and shall receive a letter from the Company confirming transmittal of the securities to the investors.

      5. Indemnification.

            (a) The Company agrees to indemnify and hold harmless the Placement Agent and each Selected Dealer, if any, and their respective shareholders, directors, officers, agents and

                                                            Page 32 of 128 Pages

controlling persons (an "Indemnified Party") against any and all loss, liability, claim, damage and expense whatsoever (and all actions in respect thereof), and to reimburse the Placement Agent for legal fees and related expenses as incurred (including, but not limited to the costs of investigating, preparing or defending any such action or claim whether or not in connection with litigation in which the Placement Agent is a party and the costs of giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (b) The Company agrees to indemnify and hold harmless an Indemnified Party to the same extent as the foregoing indemnity, against any and all loss, liability, claim, damage and expense whatsoever directly arising out of the exercise by any person of any right under the Securities Act or the Exchange Act or the securities or Blue Sky laws of any state on account of violations of the representations, warranties or agreements set forth in Section 2 hereof.

            (c) Promptly after receipt by a person entitled to indemnification pursuant to the foregoing subsection (a) or (b) (an "indemnified party") under this Section of notice of the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against the Company under this Section, notify in writing the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to the indemnified party otherwise than under this Section except to the extent the defense of the claim is prejudiced. In case any such action is brought against an indemnified party, and it notifies the Company of the commencement thereof, the Company will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to the indemnified party, and after notice from the Company to the indemnified party of its election so to assume the defense thereof, the Company will not be liable to the indemnified party under this Section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation (provided the Company has been advised in writing that such investigation is being undertaken). The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Company if the Company has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the fees and expenses of such counsel shall be at the expense of the Company if (i) the employment of such counsel has been specifically authorized in writing by the Company or (ii) the named parties to any such action (including any impleaded parties) include both the indemnified party or parties and the Company and, in the judgment of counsel for the indemnified party, it is advisable for the indemnified party or parties to be represented by separate counsel (in which case the Company shall not have the right to assume the defense of such action on behalf of the indemnified party or parties, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party or parties. No settlement of any action

                                                            Page 33 of 128 Pages

against an indemnified party shall be made unless such indemnified party is fully and completely released in connection therewith.

      6. Contribution.

            To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to Section (5) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the Securities Act, the Exchange Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee or agent for the Company, or any controlling person of the Company), on the one hand, and the Placement Agent and any Selected Dealers (including for this purpose any contribution by or on behalf of an indemnified party), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses whatsoever to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and the Placement Agent and the Selected Dealers, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and the Placement Agent and the Selected Dealers in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses shall also be considered. In no case shall the Placement Agent or a Selected Dealer be responsible for a portion of the contribution obligation in excess of the compensation received by it pursuant to Section 3 hereof or the Selected Dealer Agreement, as the case may be. No person guilty of a fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 6, each person, if any, who controls the Placement Agent or a Selected Dealer within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and each officer, director, stockholder, employee and agent of the Placement Agent or a Selected Dealer, shall have the same rights to contribution as the Placement Agent or the Selected Dealer, and each person, if any who controls the Company within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act and each officer, director, employee and agent of the Company, shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 6. Anything in this
Section 6 to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 6 is intended to supersede any right to contribution under the Securities Act, the Exchange Act, or otherwise.

      7. Miscellaneous.

            (a) Survival. Any termination of the Offering without consummation thereof shall be without obligation on the part of any party except that the indemnification provided in Section 5 hereof and the contribution provided in
Section 6 hereof shall survive any termination and shall survive the Closing for a period of five years.

            (b) Representations, Warranties and Covenants to Survive Delivery. The respective representations, warranties, indemnities, agreements, covenants and other statements of

                                                            Page 34 of 128 Pages

the Company as of the date hereof shall survive execution of this Agreement and delivery of the Units and the termination of this Agreement.

            (c) No Other Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

            (d) Governing Law; Resolution of Disputes. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of law provisions. The Placement Agent and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Should such attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Placement Agent and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court if necessary to prevent serious and irreparable injury.

            (e) Counterparts. This Agreement may be signed in counterparts with the same effect as if both parties had signed one and the same instrument.

            (f) Notices. Any communications specifically required hereunder to be in writing, if sent to the Placement Agent, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Commonwealth Associates, 830 Third Avenue, New York, New York 10022, Att:
Bradford Van Siclen, with a copy to Bachner, Tally, Polevoy & Misher LLP, 380 Madison Avenue, New York, New York 10017, Att: Fran Stoller and if sent to the Company, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Wayne Interchange Plaza II, Third Floor, Wayne, New Jersey 07470, Att: Diego Leiva, with a copy to Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, Att: Elliott H. Lutzker, Esq.

            (g) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

                                                            Page 35 of 128 Pages

      If you find the foregoing is in accordance with our understanding, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between us.

                                  Very truly yours,

                                  PICK COMMUNICATIONS CORP.


                                  By:
                                      ------------------------------------------
                                      Robert S. Bingham, Chief Financial Officer

Agreed:

COMMONWEALTH ASSOCIATES


        By: COMMONWEALTH MANAGEMENT CO., INC.,
            its general partner


        By:
            --------------------------------------
            Name: Joseph Wynne
            Title: Chief Financial Officer

                                                            Page 36 of 128 Pages

                                   SCHEDULE A

                            PICK COMMUNICATIONS CORP.

                       PRIVATE PLACEMENT SELLING AGREEMENT

                                              New York, New York
                                                    , 1998

Dear Sirs:

      1. PICK Communications Corp. (the "Company") is offering for sale on a "best efforts, minimum-maximum" basis, a total of 40 units ("Units") with an over-allotment of up to 20 additional Units, each Unit consisting of $100,000 principal amount of 10% senior secured notes (the "notes") and warrants (the "Warrants") to purchase 100,000 shares of the Company's common stock. The Units and the terms under which they are to be offered for sale by the Company are more particularly described in the Private Placement Term Sheet dated July 13, 1998 (the "Term Sheet") and the form of subscription agreement between the Company and each subscriber (the "Subscription Agreement"), the exhibits to the Term Sheet and the Subscription Agreement, and any other documents delivered to subscribers (herein, collectively the "Offering Documents"). Commonwealth Associates (the "Placement Agent") has agreed to act as exclusive placement agent to the Company for the purpose of assisting the Company in finding subscribers who satisfy the requirements set forth in the Offering Documents and more particularly in the Subscription Agreement (herein, "Qualified Subscribers") pursuant to the offering ("Private Placement") described in the Offering Documents.

      2. The Units are to be offered to a limited number of subscribers by the Company at the price per Unit set forth in the Offering Documents (the "Subscription Price"), in accordance with the terms of offering thereof set forth in the Offering Documents.

      3. We are extending the right, subject to the terms and conditions hereof, to assist the Company in finding Qualified Subscribers to purchase a portion of the Units, to certain dealers who are actually engaged in the investment banking or securities business and who are members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") (such dealers who shall agree to assist in locating Qualified Subscribers for Units hereunder being herein called "Selected Dealers"), at the Subscription Price, for which they will receive a commission of ____% of the Subscription Price for Units purchased by Qualified Subscribers presented to the Company by them. The Selected Dealers have agreed to comply with the provisions of all applicable Rules of Fair Practice of the NASD. We may be included among the Selected Dealers.

      4. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the Private Placement of the Units.

                                                            Page 37 of 128 Pages

      5. If you desire to present to the Company any Qualified Subscribers for Units, your application should reach us promptly by telephone or telegraph at 830 Third Avenue, New York, New York 10022, Attention: Brad Van Siclen, telephone number 212-829-5800. We reserve the right to reject subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The Units allotted to the Qualified Subscribers presented by you will be confirmed, subject to the terms and conditions of this Agreement.

      6. The privilege of assisting the Company in finding Qualified Subscribers for the Units is extended to you only so long as the Company may lawfully sell the Units to residents in the state in which any such Qualified Subscribers reside pursuant to the terms of the Offering Documents.

      7. Any Units offered under the terms of this Agreement and the Offering Documents may only be offered and sold subject to the securities or blue sky laws of the various states or other jurisdictions.

      You agree to advise us from time to time, upon request, of the number of sets of Offering Documents delivered to qualified subscribers by you hereunder at the time of such request.

      No expenses shall be charged to Selected Dealers.

      Neither you nor any other person is or has been authorized to give any information or to make any representation in connection with the offer or sale of the Units other than as contained in the Offering Documents.

      8. On becoming a Selected Dealer, and in assisting the Company in finding Qualified Subscribers for the Units, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act") specifically with respect to the requirements of Regulation D thereunder. You confirm that you are familiar with Rules 501 and 502 under the 1933 Act relating to the limitations on the manner in which a private placement may be conducted pursuant to Regulation D under the 1933 Act.

      9. Upon request, you will be informed as to the states and other jurisdictions in which we have been advised that the Units have been qualified or are exempt from registration requirements for offer and sale under the respective securities or blue sky laws of such states and other jurisdictions, but we do not assume any obligation or responsibility as to the right of any Selected Dealer to offer the Units in any state or other jurisdiction or as to the eligibility of the Units for sale therein. We will, if requested, file a Further State Notice in respect of the Units pursuant to Article 23-A of the General Business Law of the State of New York.

      10. No Selected Dealer is authorized to act as our agent or an agent of the Company or otherwise to act on our behalf in assisting the Company in finding Qualified Subscribers or otherwise or to furnish any information or make any representation except as contained in the Offering Documents.

                                                            Page 38 of 128 Pages

      11. Nothing will constitute the Selected Dealers an association or other separate entity or partners with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of value, validity or form of the components of the Units or the delivery of the Notes and Warrants comprising the Units, or the performance by anyone of any agreement on its part, or the qualification of the Units for offer or sale under the laws of any jurisdiction, or for or in respect of any other matter relating to this Agreement, except for lack of good faith and for obligations expressly assumed by us in this Agreement and no obligation on our part shall be implied herefrom. The foregoing provisions shall not be deemed a waiver of any liability imposed under the federal securities laws.

      12. Payment for the Units subscribed for hereunder is to be made by Qualified Subscribers at the Subscription Price during the term of the Private Placement set forth in the Offering Documents at the office of Commonwealth Associates, 830 Third Avenue, New York, New York 10022, by a certified or official bank check, payable to the order of U.S. Trust Company of New York, as Escrow Agent for PICK Communications.

      13. Notice to us should be addressed to Commonwealth Associates, 830 Third Avenue, New York, New York 10022, Attention: Bradford Van Siclen. Notices to you shall be deemed to have been duly given if mailed to you at the address to which this letter is addressed.

      14. If you desire to assist the Company in finding Qualified Subscribers pursuant to the terms set forth above, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith, even though you may have previously advised us thereof by telephone or telegraph. Our signature hereon may be by facsimile.

                                        Very truly yours,

                                        COMMONWEALTH ASSOCIATES


                                    By: COMMONWEALTH MANAGEMENT CO., INC.,
                                        its general partner


                                    By:
                                        ----------------------------------------
                                        Name: Joseph Wynne
                                        Title: Chief Financial Officer

                                                            Page 39 of 128 Pages

Commonwealth Associates
830 Third Avenue
New York, New York  10022

      We hereby present to PICK Communications Corp. (the "Company") Qualified Subscribers for Units in accordance with the terms and conditions stated in the foregoing letter. We hereby acknowledge receipt of the Offering Documents referred to in the first paragraph thereof relating to said Units. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). We hereby agree to comply with all of the applicable provisions of the Rules of Fair Practice of the NASD.

                                           By:
                                               ---------------------------------
                                               Authorized Officer

                                               Address:

Dated:
       ---------------------------